Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:  Kevin J. Goodwin

Senior Director, Investor Relations

Irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS FINANCIAL RESULTS

FOR 2013 FOURTH QUARTER AND FULL YEAR

Announces Increase In Cash Distribution

HOUSTON, February 7, 2014 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the fourth quarter and full year 2013.  Buckeye reported income from continuing operations for the fourth quarter of 2013 of $87.5 million compared to income from continuing operations for the fourth quarter of 2012 of $32.5 million, which included an asset impairment charge of $60.0 million relating to ceasing operations on a portion of Buckeye’s NORCO pipeline system.

Income from continuing operations attributable to Buckeye’s unitholders was $0.75 per diluted unit for the fourth quarter of 2013 compared to $0.32 per diluted unit for the fourth quarter 2012.  The diluted weighted average of units outstanding in the fourth quarter of 2013 was 114.1 million compared to 98.5 million in the fourth quarter of 2012. The increase in units is primarily the result of two unit offerings during 2013, which reduced outstanding borrowings and funded a portion of the Hess terminals acquisition.

Adjusted EBITDA (as defined below) from continuing operations for the fourth quarter of 2013 was $178.6 million compared to $165.4 million for the fourth quarter of 2012.

“We realized a significant benefit this quarter from growth capital investments across our businesses,” said Clark C. Smith, President and Chief Executive Officer.  “Recent investments have delivered both incremental cash flow and product diversification, as we have expanded our crude oil rail capabilities, increased our butane blending capacity across new locations, and improved our service offerings around propylene and diluent storage and logistics.  Operations were also initiated at the newly refurbished truck rack as part of our ongoing transformation of our Perth Amboy terminal. We enjoyed the first full quarter of contribution from the most recent phase of expansion at our BORCO facility, which added over 1 million barrels of heavy crude oil storage that is fully contracted.  In addition, we saw significant volume improvement compared to prior year, as pipeline volumes and terminal throughout volumes increased by 5.8% and 6.8%, respectively,” continued Mr. Smith.  “We also are continuing the integration of the recently acquired Hess terminals and realized a meaningful contribution, excluding transaction- and transition-related costs, from these assets for the short period of time we have owned them.”

Distributable cash flow (as defined below) from continuing operations for the fourth quarter of 2013 was $117.8 million compared to $118.1 million for the fourth quarter of 2012.  Buckeye also reported distribution coverage of 0.94 times for the fourth quarter of 2013.  “The timing of the equity issuance to fund the Hess terminals acquisition adversely impacted coverage for the quarter and the year.  Distributions were declared for these units in both the third and fourth quarter yet we only realized cash flow from the Hess terminal assets for 21 days,” commented Mr. Smith.  “Distributable cash flow for the fourth quarter of 2013 was also impacted by higher maintenance capital expenditures, the result of the timing of our 2013 capital spending and an increase in interest expense, as a result of two long-term debt offerings.  Conversely, distributable cash flow for the year ago quarter benefited from lower capital spending primarily the result of cancelled maintenance projects related to the fourth quarter idling of the NORCO line.”  Maintenance capital expenditures for the fourth quarter of 2013 were $27.3 million compared to $18.5 million for the fourth quarter of 2012 and interest and debt expense, excluding certain non-cash items, for the fourth quarter of 2013 was $33.3 million compared to $29.0 million for the fourth quarter of 2012.

Full Year Results.  For 2013, Buckeye reported income from continuing operations of $351.6 million compared to income from continuing operations for 2012 of $235.9 million, which included the NORCO asset impairment charge.

Income from continuing operations attributable to Buckeye’s unitholders was $3.23 per diluted unit for 2013 compared to $2.37 per diluted unit for 2012.  The diluted weighted average of units outstanding for 2013 was 107.7 million compared to 97.6 million for 2012.  The increase in units is primarily the result of two unit offerings during 2013.

For 2013, Adjusted EBITDA from continuing operations was $648.8 million compared to $552.4 million for 2012.  For 2013, distributable cash flow from continuing operations was $454.2 million compared to $385.8 million for 2012.  Buckeye reported distribution coverage of 0.99 times for 2013.  Maintenance capital expenditures for 2013 were $71.5 million compared with $54.1 million for 2012.

“We believe we are well-positioned to generate excellent financial results in 2014,” stated Mr. Smith.  “We will continue to realize the benefits from the ongoing growth capital investments we make across our asset footprint in 2014 along with the substantial contribution from the Hess terminals acquisition.”

Discontinued Operations.  Buckeye’s Board of Directors approved a plan in December to divest its non-core Natural Gas Storage business.  Buckeye expects to complete the disposition of this business and its assets in 2014.  In addition, Buckeye recorded an asset impairment charge of $169.0 million relating to discontinuing the Natural Gas Storage business. This business has been classified as discontinued operations in its consolidated financial statements.

Business Segments.  Buckeye also announced today changes to its operating structure and related reporting segments to better align its businesses with its long-term growth strategies.  “As we focused on integrating the terminals acquired from Hess, we took the opportunity to reassess our existing business unit classifications.  We realigned our business units to optimize the growth opportunities by leveraging the efforts, skills and synergies related to our management, commercial, operating and financial reporting activities.  We believe this realignment will allow us to maximize growth opportunities in all four of our segments,” said Mr. Smith.

The new Global Marine Terminals segment includes our assets that primarily facilitate global flows of crude oil, refined petroleum products and other commodities, offering our customers connectivity to some of the world’s most important bulk storage and blending hubs.  This segment features the flexibility of large-volume, multi-product segregated tankage and offers heating, blending and marine services while enabling synergies among the different facilities.  These terminals establish for Buckeye a platform for new growth opportunities in the global marine markets.  This segment includes key hubs in the Caribbean at our BORCO facility, Yabucoa terminal and the St. Lucia terminal acquired from Hess, as well as in the New York Harbor at the legacy Perth Amboy terminal and the Port Reading and Raritan Bay terminals acquired from Hess.  Khalid A. Muslih, formerly President of the International Operations business unit, will serve as President of the new Global Marine Terminals business unit.

Buckeye’s Merchant Services segment centralizes all existing and new merchant activities to leverage common mid- and back-office support.  This segment includes the legacy Energy Services segment, the Caribbean fuel oil supply and distribution business and new merchant activities supporting the terminals recently acquired from Hess.  Jeremiah J. Ashcroft III continues as President of the Buckeye Services business unit, which includes the new Merchant Services segment as well as the Development & Logistics segment, which is unchanged.

Buckeye’s Pipelines & Terminals segment is comprised of the legacy domestic terminals combined with the domestic terminals acquired from Hess in Upstate New York, the Middle Atlantic, the Southeast, including Florida, and the New York Harbor, excluding the Port Reading and Raritan Bay terminals.  The Domestic Pipelines & Terminals business unit, which is Buckeye’s largest, remains under the leadership of Robert A. Malecky.

Cash Distribution.  Buckeye also announced today that its general partner declared a cash distribution of $1.0875 per limited partner unit (“LP Unit”) for the quarter ended December 31, 2013.  The distribution will be payable on February 25, 2014, to unitholders of record on February 18, 2014.  This cash distribution represents a 4.8 percent increase over the $1.0375 per LP Unit distribution declared for the fourth quarter of 2012.  For 2013, Buckeye declared distributions of $4.275 LP Unit, which represents a 3.0 percent increase over the $4.15 per LP Unit for 2012.  Buckeye has paid cash distributions in each quarter since its formation in 1986.

Conference Call.  Buckeye will host a conference call with members of executive management today, February 7, 2014, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to http://www.media-server.com/m/p/nuibd4gv ten minutes prior to its start.  Interested parties may participate in the call by dialing 877-870-9226.   A replay will be archived and available at this link through March 31, 2014, and the replay also may be accessed by dialing 800-585-8367 and entering conference ID 36221419.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline.  Buckeye also owns more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels.  In addition, Buckeye operates and/or maintains third-party pipelines under agreements with major oil and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations.  Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest crude oil and petroleum products storage facilities in the world, serving the international markets as a global logistics hub.  More information concerning Buckeye can be found at www.buckeye.com.

* * * * *

Adjusted EBITDA and distributable cash flow are measures not defined by GAAP.  Adjusted EBITDA is the primary measure used by our senior management, including our Chief Executive Officer, to (i) evaluate our consolidated operating performance and the operating performance of our business segments, (ii) allocate resources and capital to business segments, (iii) evaluate the viability of proposed projects, and (iv) determine overall rates of return on alternative investment opportunities.  Distributable cash flow is another measure used by our senior management to provide a clearer picture of Buckeye’s cash available for distribution to its unitholders.  Adjusted EBITDA and distributable cash flow eliminate (i) non-cash expenses, including, but not limited to, depreciation and amortization expense resulting from the significant capital investments we make in our businesses and from intangible assets recognized in business combinations, (ii) charges for obligations expected to be settled with the issuance of equity instruments, and (iii) items that are not indicative of our core operating performance results and business outlook.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations.  The Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our failure to realize the expected benefits of the acquisition of the liquid petroleum products terminals from Hess, (xi) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits, and (xii) an unfavorable outcome with respect to the proceedings pending before the Federal Energy Regulatory Commission (“FERC”) regarding Buckeye Pipe Line Company, L.P.’s transportation of jet fuel to the New York City airports.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

* * * * *

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue:
Product sales	$1,357,353	$869,602	$3,966,247	$3,332,301
Transportation, storage and other services	298,231	255,161	1,087,854	953,602
Total revenue	1,655,584	1,124,763	5,054,101	4,285,903

Costs and expenses:
Cost of product sales	1,353,996	856,061	3,944,448	3,304,326
Operating expenses	120,647	91,858	413,577	372,993
Depreciation and amortization	37,499	40,039	147,591	138,857
General and administrative	19,625	17,647	70,444	65,241
Asset impairment expense	—	59,950	—	59,950
Total costs and expenses	1,531,767	1,065,555	4,576,060	3,941,367

Operating income	123,817	59,208	478,041	344,536

Other income (expense):
Earnings from equity investments	272	1,813	5,243	6,100
Interest and debt expense	(36,093)	(29,821)	(130,920)	(114,980)
Other income (expense)	8	(509)	295	(452)
Total other expense, net	(35,813)	(28,517)	(125,382)	(109,332)

Income from continuing operations before taxes	88,004	30,691	352,659	235,204
Income tax benefit (expense)	(539)	1,852	(1,060)	675
Income from continuing operations	87,465	32,543	351,599	235,879
Income (loss) from discontinued operations (including a $169 million asset impairment)	(169,160)	3,256	(187,174)	(5,328)
Net income (loss)	(81,695)	35,799	164,425	230,551
Less: Net income attributable to noncontrolling interests	(1,057)	(836)	(4,152)	(4,134)
Net income (loss) attributable to Buckeye Partners, L.P.	$(82,752)	$34,963	$160,273	$226,417

Basic earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$0.76	$0.33	$3.25	$2.38
Discontinued operations	(1.49)	0.03	(1.75)	(0.05)
Total	$(0.73)	$0.36	$1.50	$2.33

Diluted earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$0.75	$0.32	$3.23	$2.37
Discontinued operations	(1.48)	0.03	(1.74)	(0.05)
Total	$(0.73)	$0.35	$1.49	$2.32

Weighted average units outstanding:
Basic	113,535	98,180	107,202	97,309
Diluted	114,091	98,514	107,677	97,635

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue:
Pipelines & Terminals	$217,887	$185,472	$786,759	$709,341
Global Marine Terminals	65,854	61,851	252,270	218,180
Merchant Services	1,362,857	870,119	3,990,575	3,339,241
Development & Logistics	17,199	12,796	59,247	50,211
Intersegment	(8,213)	(5,475)	(34,750)	(31,070)
Total revenue	$1,655,584	$1,124,763	$5,054,101	$4,285,903

Total costs and expenses: (1)
Pipelines & Terminals	$113,566	$154,608	$401,329	$441,531
Global Marine Terminals	48,714	42,096	176,890	146,051
Merchant Services	1,364,089	863,994	3,987,490	3,346,721
Development & Logistics	13,611	10,332	45,101	38,134
Intersegment	(8,213)	(5,475)	(34,750)	(31,070)
Total costs and expenses	$1,531,767	$1,065,555	$4,576,060	$3,941,367

Depreciation and amortization:
Pipelines & Terminals	$16,717	$19,398	$63,799	$66,457
Global Marine Terminals	18,828	18,730	76,146	64,912
Merchant Services	1,461	1,417	5,693	5,521
Development & Logistics	493	494	1,953	1,967
Total depreciation and amortization	$37,499	$40,039	$147,591	$138,857

Operating income (loss):
Pipelines & Terminals	$104,321	$30,864	$385,430	$267,810
Global Marine Terminals	17,140	19,755	75,380	72,129
Merchant Services	(1,232)	6,125	3,085	(7,480)
Development & Logistics	3,588	2,464	14,146	12,077
Total operating income	$123,817	$59,208	$478,041	$344,536

Adjusted EBITDA from continuing operations:
Pipelines & Terminals	$132,195	$116,724	$471,091	$409,541
Global Marine Terminals	40,494	36,890	149,740	128,581
Merchant Services	1,772	8,801	12,616	1,144
Development & Logistics	4,120	3,003	15,367	13,174
Adjusted EBITDA from continuing operations	$178,581	$165,418	$648,814	$552,440

Capital additions, net: (2)
Pipelines & Terminals	$37,313	$51,497	$151,827	$158,547
Global Marine Terminals	65,685	45,005	206,472	167,208
Merchant Services	—	983	113	2,490
Development & Logistics	1,398	443	2,840	724
Total segment capital additions, net	104,396	97,928	361,252	328,969
Natural Gas Storage disposal group (3)	41	405	193	2,369
Total capital additions, net	$104,437	$98,333	$361,445	$331,338

Summary of capital additions, net: (2) (3)
Maintenance capital expenditures	$27,291	$18,661	$71,595	$54,425
Expansion and cost reduction	77,146	79,672	289,850	276,913
Total capital additions, net	$104,437	$98,333	$361,445	$331,338

			December 31,
			2013	2012
Key Balance Sheet Information:
Cash and cash equivalent			$4,950	$6,776
Long-term debt, total (4)			3,092,711	2,735,244

(1)         Includes depreciation and amortization and asset impairment expense.

(2)         Amounts exclude accruals for capital expenditures.

(3)         Includes Natural Gas Storage disposal group capital expenditures as follows: (i) maintenance capital expenditures of $41 thousand and $119 thousand for the quarter and year ended December 31, 2013, respectively, and $203 thousand and $355 thousand for the quarter and year ended December 31, 2012, respectively, and (ii) expansion and cost reduction capital of $74 thousand for the year ended December 31, 2013, and $202 thousand and $2 million for the quarter and year ended December 31, 2012, respectively.

(4)         Includes long-term debt portion of Buckeye Partners, L.P. Credit Facility of $29 million and $665 million as of December 31, 2013 and 2012, respectively.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA - Continued

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Pipeline & Terminals (average bpd in thousands):
Pipelines:
Gasoline	710.7	690.4	717.8	701.9
Jet fuel	335.1	328.5	334.4	339.2
Middle distillates (1)	390.7	342.9	345.7	318.6
Other products (2)	26.1	20.7	28.5	25.9
Total pipelines throughput	1,462.6	1,382.5	1,426.4	1,385.6

Terminals:
Products throughput	1,003.9	940.1	975.1	916.7

Pipeline Average Tariff (cents/bbl)	83.6	80.3	82.2	81.5

Merchant Services (in millions of gallons) (3)
Sales volumes	461.7	289.2	1,371.5	1,125.9

(1)         Includes diesel fuel and heating oil.

(2)         Includes liquefied petroleum gas, intermediate petroleum products and crude oil.

(3)         Includes volumes related to fuel oil supply and distribution services which began in late 2012.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

Non-GAAP Reconciliations

(In thousands, except per unit amounts and coverage ratio)

(Unaudited)

		Three Months Ended		Year Ended
		December 31,		December 31,
		2013	2012	2013	2012

Income from continuing operations		$87,465	$32,543	$351,599	$235,879
Less: Net income attributable to noncontrolling interests		(1,057)	(836)	(4,152)	(4,134)
Income from continuing operations attributable to Buckeye Partners, L.P.		86,408	31,707	347,447	231,745
Add:	Interest and debt expense	36,093	29,821	130,920	114,980
	Income tax expense (benefit)	539	(1,852)	1,060	(675)
	Depreciation and amortization	37,499	40,039	147,591	138,857
	Non-cash unit-based compensation expense	9,004	8,502	21,013	18,577
	Asset impairment expense	—	59,950	—	59,950
	Hess acquisition and transition expense	11,806	—	11,806	—
Less:	Amortization of unfavorable storage contracts (1)	(2,768)	(2,749)	(11,023)	(10,994)
Adjusted EBITDA from continuing operations		$178,581	$165,418	$648,814	$552,440
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(33,317)	(28,959)	(122,471)	(111,511)
	Income tax (expense) benefit, excluding non-cash taxes	(196)	82	(717)	(1,095)
	Maintenance capital expenditures	(27,250)	(18,458)	(71,476)	(54,070)
Distributable cash flow from continuing operations		$117,818	$118,083	$454,150	$385,764

Distributions for coverage ratio (2)		$125,475	$94,033	$456,507	$376,193
Coverage ratio from continuing operations		0.94	1.26	0.99	1.03

(1)         Represents the amortization of the negative fair values allocated to certain unfavorable storage contracts acquired in connection with the BORCO acquisition.

(2)         Represents cash distributions declared for LP Units outstanding as of each respective period.  Amounts for 2013 reflect actual cash distributions paid on LP Units for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 and estimated cash distribution for the quarter ended December 31, 2013.  As of September 1, 2013, the 8,469,233 Class B Units outstanding, which represented all Class B Units, converted into LP Units on a one-for-one basis.  Prior to conversion, distributions with respect to the Class B Units outstanding on the record date were paid in additional Class B Units rather than in cash.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

Non-GAAP Reconciliations — Continued

(In thousands)

(Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

2013
Adjusted EBITDA from continuing operations (restated): (1)
Pipelines & Terminals	$115,385	$107,635	$115,876	$132,195	$471,091
Global Marine Terminals	35,479	37,803	35,964	40,494	149,740
Merchant Services	6,194	4,724	(74)	1,772	12,616
Development & Logistics	3,173	3,667	4,407	4,120	15,367
Adjusted EBITDA from continuing operations (restated)	$160,231	$153,829	$156,173	$178,581	$648,814

Adjusted EBITDA (as previously reported):
Pipelines & Terminals	$115,544	$109,085	$114,412	$132,195	$471,236
International Operations	35,243	37,203	40,475	40,494	153,415
Natural Gas Storage	(1,827)	(5,757)	(2,759)	—	(10,343)
Energy Services	7,191	4,773	(2,220)	1,772	11,516
Development & Logistics	2,698	3,187	3,934	4,120	13,939
Adjusted EBITDA (as previously reported)	$158,849	$148,491	$153,842	$178,581	$639,763

2012
Adjusted EBITDA from continuing operations (restated): (1)
Pipelines & Terminals	$89,611	$91,022	$112,184	$116,724	$409,541
Global Marine Terminals	29,493	28,533	33,665	36,890	128,581
Merchant Services	(6,091)	(3,195)	1,629	8,801	1,144
Development & Logistics	2,930	3,722	3,519	3,003	13,174
Adjusted EBITDA from continuing operations (restated)	$115,943	$120,082	$150,997	$165,418	$552,440

Adjusted EBITDA (as previously reported):
Pipelines & Terminals	$88,232	$89,598	$112,879	$118,346	$409,055
International Operations	31,666	30,591	33,548	36,299	132,104
Natural Gas Storage	(1,268)	(388)	1,357	6,417	6,118
Energy Services	(6,172)	(3,206)	1,619	8,283	524
Development & Logistics	2,529	3,337	3,168	2,688	11,722
Adjusted EBITDA (as previously reported)	$114,987	$119,932	$152,571	$172,033	$559,523

(1)         Historical segment amounts previously reported have been restated to conform to our new reporting structure.  Additional changes in previously reported amounts are due to the following items:

•       In December 2013, the Board of Directors of Buckeye GP approved a plan to divest our Natural Gas Storage segment and its related assets as we no longer believe this business is aligned with our long-term business strategy.  Therefore, assets and liabilities related to the former Natural Gas Storage segment were classified as “Assets held for sale” and “Liabilities held for sale”, respectively, as of December 31, 2013 and we have reported the results of operations as discontinued operations for all periods presented.

•       Reclassifications of operating and general and administrative expenses among our segments.  The reclassification impacted Adjusted EBITDA by segment, however, had no impact on total Adjusted EBITDA.